_________, 2011

Vienna Insurance Group AG

Wiener Versicherung Gruppe

Schottenring 30

Wien, Austria 1010

Re:

Deposit Agreement dated as of ___________, 2011 (the "Deposit Agreement") by and among Vienna Insurance Group AG Wiener Versicherung Gruppe, The Bank of New York Mellon, as Depositary, and the Owners and Holders of American Depositary Shares

Dear Sirs:

We refer to the Deposit Agreement.  Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby confirm that we shall not deliver Shares prior to the receipt and cancellation by us of American Depositary Receipts for such Shares.

We hereby confirm that, without the prior consent of the Issuer, (i) we will not

(a)

issue American Depositary Receipts prior to the receipt by us, the Custodian or our nominees of corresponding Shares (a "Pre-Release") or

(b)

permit any Pre-Release to remain outstanding at any time on such date except in each case pursuant to agreements containing covenants, representations or warranties substantively to the effect of Sections 3(a), 4, 7(a) and 14 of the ADR Pre-Release Agreement attached hereto (or, in lieu of Section 14, covenants that authorize those provisions of the ADR Pre-Release Agreement which are substantively to the effect of Section 4 to inure to the benefit of the Issuer to the extent of any damages suffered by the Issuer as a result of a breach thereof by the counterparty to ADR Pre-Release Agreement).  If, after the date hereof, the Depositary’s ADR Department is advised by counsel that there has occurred a material change in the U.S. federal income tax law (including judicial and administrative interpretations thereof) regarding the treatment of Pre-Release, we agree to notify the Company promptly of such change and to advise the Company as to the changes, if any, that we intend to make, or have made, to the Pre-Release procedures then being followed by us as a result of such change in the tax law.

We will indemnify and hold harmless the Company and each Owner from time to time of American Depositary Shares against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) based upon a breach by the Depositary of any agreement of the Depositary set forth in this letter.

Very truly yours,

The Bank of New York Mellon,

  As Depositary

By:

Name:

Title: